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Exhibit 10.1

ON COMMAND CORPORATION
2002 EXECUTIVE SEVERANCE PAY PLAN

EFFECTIVE DATE: MAY 1, 2002

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		1
1.1	"Affiliated Company"	1
1.2	"Appeals Committee"	1
1.3	"Board"	1
1.4	"Code"	1
1.5	"Company"	1
1.6	"Compensation"	1
1.7	"Eligible Employee"	1
1.8	"Plan"	1
1.9	"Plan Administrator"	1
1.10	"Severance Pay"	1
1.11	"Termination Date"	1
1.12	"Waiver and Release Agreement"	1
ARTICLE II ELIGIBILITY FOR BENEFITS		2
2.1	Eligibility for Severance Pay	2
ARTICLE III AMOUNT OF SEVERANCE PAY		3
3.1	Severance Pay Benefit	3
3.2	Reduction of Severance Pay Benefits in Certain Circumstances	3
3.2	Outplacement Counseling	3
ARTICLE IV PAYMENT OF SEVERANCE PAY		3
4.1	Payment of Severance Pay Benefit	3
4.2	Cancellation of Payment Upon Ineligibility	3
ARTICLE V ADMINISTRATION		4
5.1	Named Fiduciary	4
5.2	Discretionary Authority	4
5.3	Funding	4
5.4	Interest in Severance Pay Nonassignable	4
ARTICLE VI CLAIMS PROCEDURE		4
6.1	Filing and Initial Determination of Claim	4
6.2	Duty of Plan Administrator Upon Denial of Claim	4
6.3	Request for Review of Claim Denial	4
ARTICLE VII AMENDMENT AND TERMINATION		5
ARTICLE VIII MISCELLANEOUS		5
8.1	Withholdings	5
8.2	Amount Payable Upon Death of Eligible Employee	5
8.3	Right of Offset	5
8.4	Termination of Service	5
8.5	Payments Due Minors or Incapacitated Persons	5
8.6	Severability	6
8.7	Applicable Law	6
8.8	Effect of Agreement	6

ON COMMAND CORPORATION
2002 EXECUTIVE SEVERANCE PAY PLAN

        On Command Corporation ("On Command"), a Delaware corporation (the "Company"), approves and adopts this On Command Corporation 2002 Executive Severance Pay Plan (the "Plan"), effective May 1, 2002.

ARTICLE I
DEFINITIONS

        1.1  "Affiliated Company" means every entity in which On Command Corporation beneficially owns (as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended) 80% or more of the voting securities of such entity. For purposes of this Section 1.1, "voting securities" means the capital stock or other ownership interests of an entity having voting power under ordinary circumstances to vote in the election of directors or similar officials of such entity, but will not include any capital stock that will have such voting power solely by reason of the happening of any contingency.

        1.2  "Appeals Committee" means the committee appointed by the Board to perform the functions specified in Article VII. If the Board does not appoint an Appeals Committee, the Plan Administrator will appoint the Appeals Committee and, if no such Appeals Committee is appointed, the Plan Administrator will serve as the Appeals Committee under Article VII.

        1.3  "Board" means the Board of Directors of On Command Corporation.

        1.4  "Code" means the Internal Revenue Code of 1986, as amended.

        1.5  "Company" means On Command Corporation.

        1.6  "Compensation" means the Employee's monthly base wage at the rate in effect at the Termination Date, excluding for this purpose all categories of pay that are not base wages, including but not limited to overtime, bonuses, commissions, piece rate, incentive pay and any taxable or nontaxable fringe benefit or payment.

        1.7  "Eligible Employee" is defined in Section 2.1.

        1.8  "Plan" means this On Command Corporation 2002 Executive Severance Pay Plan, as amended from time to time.

        1.9  The "Plan Administrator" means the administrative committee for the Plan appointed by the Board.

        1.10 "Severance Pay" means the total amount payable to an Eligible Employee in accordance with the provisions of Article III of this Plan.

        1.11 "Termination Date" means the last day of work for which an Eligible Employee will be paid for work as designated in the letter or other communication advising the employee of his or her termination of employment. Neither unused time off benefits nor the payment of Severance Pay under this Plan will extend an Eligible Employee's Termination Date.

        1.12 "Waiver and Release Agreement" means a written document prepared by and acceptable to the Plan Administrator intended to be legally binding on an Eligible Employee and the Company governing the termination of the Eligible Employee's employment with the Company and, among other things, providing for a full release and waiver by the Eligible Employee of all possible claims against the Company, any and all directors, officers, employees, agents, or representatives of the Company, and each of their predecessors, successors, and assigns arising out of the Eligible Employee's employment with, and termination of employment by, the Company.

ARTICLE II
ELIGIBILITY FOR BENEFITS

        2.1    Eligibility for Severance Pay.

        (a)  Eligible Employees include only those employees of the Company whose title, as of the employee's Termination Date, is Senior Vice President, Executive Vice President, President, or Chief Executive Officer. Employees of any Affiliated Company are not eligible to participate in this Plan.

        (b)  Only Eligible Employees whose employment is terminated for any of the following reasons, as determined in the sole discretion of the Plan Administrator, will be eligible for Severance Pay:

    (1)
    A termination by the Company in a layoff or reduction in force (and the Eligible Employee must remain employed through his or her Termination Date in order to be eligible for Severance Pay);

    (2)
    A termination by the Company as part of a corporate transaction involving the Company (and the Eligible Employee must remain employed through his or her Termination Date in order to be eligible for Severance Pay) where the Eligible Employee is NOT offered comparable employment with the entity involved in the corporate transaction with the Company; or

    (3)
    A termination by the Eligible Employee for Good Reason.

        (c)  A termination of employment by the Eligible Employee will be considered for "Good Reason" if the Eligible Employee terminates his or her employment for one of the following reasons:

    (1)
    the Eligible Employee is relocated by the Company to a primary job location which is more than 50 miles from the Eligible Employee's primary job location immediately prior to such relocation;

    (2)
    the Eligible Employee is relocated by any successor in interest to the Company (which will include any surviving entity in a merger with the Company, and any purchaser of any business, division, interest, or assets of the Company) within one year after the transaction with the Company which results in such successor in interest becoming a successor in interest, to a primary job location which is more than 50 miles from the Eligible Employee's job location immediately prior to the entity becoming a successor in interest.

    (3)
    the Eligible Employee's base wage rate is reduced by any amount from the Eligible Employee's base wage rate as of the date of eligibility under this Plan.

        (d)  "Comparable employment" is a job position, regardless of title, with (1) substantially similar duties and responsibilities as the Eligible Employee's position as of the date of eligibility under this Plan; (2) if the primary job location is within 50 miles from the Eligible Employee's primary job location with the Company as of the date of eligibility under this Plan; and (3) if the Eligible Employee's base wage rate is not less than the Eligible Employee's base wage rate as of the date of eligibility under this Plan.

        (e)  Notwithstanding any other provision of this Plan, Severance Pay will NOT be paid:

    (1)
    if an Eligible Employee's employment with the Company is terminated because of voluntary resignation (that is not considered for "Good Reason"), retirement, death, disability, or discharge for misconduct or poor performance;

    (2)
    if an Eligible Employee is terminated by the Company as part of a corporate transaction involving the Company and the Eligible Employee accepts any position of employment (whether a comparable position or a noncomparable position) with the entity involved in the corporate transaction with the Company prior to the closing of the corporate transaction or within 60 days thereafter; or

    (3)
    more than once to any Eligible Employee in the same 24-month period.

ARTICLE III
AMOUNT OF SEVERANCE PAY

        3.1    Severance Pay Benefit.    If an Eligible Employee delivers to the Company, within the time parameters established by the Company for this purpose, an executed Waiver and Release Agreement (and does not revoke the Waiver and Release Agreement during the period specified by the Company following delivery of the Waiver and Release, if revocation is permitted), the Eligible Employee will be entitled to Severance Pay determined as follows:

  (a)
  for Eligible Employees whose title is Senior Vice President, 12 months of Compensation;

  (b)
  for Eligible Employees whose title is Executive Vice President, 18 months of Compensation; and

  (c)
  for Eligible Employees whose title is President or Chief Executive Officer, 24 months of Compensation.

        3.2    Reduction of Severance Pay Benefits in Certain Circumstances.    If an Eligible Employee is entitled to receive severance payments from the Company pursuant to (a) a separate employment agreement between the Company and the Eligible Employee; (b) a collective bargaining agreement covering a unit of employees which includes the Eligible Employee; (c) another severance pay plan maintained by the Company; or (d) pursuant to any other agreement (including any merger agreement, asset purchase agreement, or acquisition agreement) between the Company and the Eligible Employee or any other entity, and if Severance Pay also would be payable to the Eligible Employee under this Plan under the same circumstances, the amount payable to the Eligible Employee under this Plan will be reduced, but not below zero, by the amount of such other payment. In addition, the amount of Severance Pay will be reduced by any amounts owed by the Eligible Employee to the Company for any reason.

        3.2    Outplacement Counseling.    Any Eligible Employee who receives Severance Pay under this Article also will be provided with outplacement counseling services, such services to be provided by the entity selected by the Plan Administrator and for outplacement service levels established by the Plan Administrator based on the Eligible Employee's position with the Company.

ARTICLE IV
PAYMENT OF SEVERANCE PAY

        4.1    Payment of Severance Pay Benefit.    Severance Pay under this Plan will be paid in one lump sum cash payment as soon as administratively feasible and permitted under applicable law after the Termination Date of the Eligible Employee and after the expiration of any applicable waiting periods set forth in the Waiver and Release Agreement, and that payment will be subject to all applicable tax and other withholdings, except that no withholdings will be made for any 401(k) plan maintained by the Company or for premiums for continued insurance coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act ("COBRA").

        4.2    Cancellation of Payment Upon Ineligibility.    Notwithstanding any other provision of this Plan if, prior to an Eligible Employee's receipt of any portion of the Severance Pay payment under Section 4.1, the Eligible Employee becomes re-employed with the Company in any position or category of employment, the employee will not be paid any remaining portion of such Severance Pay payment, such Severance Pay payment will be canceled, and such employee will again be subject to the terms of this Plan.

ARTICLE V
ADMINISTRATION

        5.1    Named Fiduciary.    The Plan Administrator of this Plan will be the Named Fiduciary of this Plan under the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

        5.2    Discretionary Authority.    The Plan Administrator as Named Fiduciary has full discretionary authority to determine Eligible Employee status, to determine eligibility for Severance Pay (including the determination of the reason for an Eligible Employee's termination of employment, the Eligible Employee's position and title with the Company, and any other determination necessary under this Plan), to calculate the amount of Severance Pay payable to an Eligible Employee, to interpret and construe the terms of the Plan and to take all action necessary or appropriate for the administration or implementation of the Plan.

        5.3    Funding.    Nothing contained in this Plan and no action taken pursuant to the provisions of this Plan will create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Eligible Employee or any other person. The Company will not be required to fund its obligations under this Plan in any manner, and an Eligible Employee may look only to the Company's unsecured promise to pay benefits from its general assets in accordance with the provisions of this Plan.

        5.4    Interest in Severance Pay Nonassignable.    An Eligible Employee will not have any right to commute, sell, assign, transfer, or otherwise convey the right to receive any payments under this Plan. Payments will not be subject to the claim of any creditor of an Eligible Employee, nor can payments be taken in execution by attachment or garnishment or by any other legal or equitable proceeding, except as may be provided by Section 9.3 of this Plan.

ARTICLE VI
CLAIMS PROCEDURE

        6.1    Filing and Initial Determination of Claim.    The Eligible Employee or his duly authorized representative may file a claim for a benefit to which the claimant believes that he or she is entitled. Such a claim must be in writing and delivered to the Plan Administrator by certified mail. Within ninety days after receipt of a claim, the Plan Administrator will send to the claimant by first class mail, postage prepaid, notice of the granting or denying, in whole or in part, of such claim, unless special circumstances require an extension of time for processing the claim. In no event may the extension exceed ninety days from the end of the initial period. If such extension is necessary, the claimant will be given a written notice to this effect prior to the expiration of the initial ninety-day period. The Plan Administrator will have full discretion to deny or grant a claim in whole or in part. If notice of the denial of a claim is not furnished in accordance with this Section 6.1, the claim will be deemed denied and the claimant will be permitted to exercise his right to review pursuant to Section 6.3.

        6.2    Duty of Plan Administrator Upon Denial of Claim.    If a claim for benefits is denied, the Plan Administrator will provide to the claimant written notice setting forth in a manner calculated to be understood by the claimant: (a) the specific reason or reasons for the denial; (b) specific reference to pertinent Plan provisions on which the denial is based; (c) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material is necessary; and (d) an explanation of the claim review procedure.

        6.3    Request for Review of Claim Denial.    Within sixty days after receipt by the claimant of written notification of the denial in whole or in part of his claim, the claimant or his duly authorized representative, upon written application to the Plan Administrator in person or by certified mail, postage prepaid, may request a review of such denial, may review pertinent documents, and may submit issues and comments in writing. Upon receipt of the request for review, the Appeals Committee will review the claim. The decision on review will be written in a manner calculated to be understood by the claimant and will include specific reasons for the decision and specific references to the pertinent Plan provisions on which the decision is based. The decision on review will be made not later than sixty days after the Plan Administrator's receipt of a request for review, unless special circumstances require an extension of time for processing, in which case a decision will be rendered not later than 120 days after receipt of a request for review. If such extension is necessary, the claimant will be given written notice of the extension prior to the expiration of the initial sixty-day period. If notice of the decision on the review is not furnished in accordance with this Section 6.3, the claim will be deemed denied.

ARTICLE VII
AMENDMENT AND TERMINATION

        Because future conditions affecting the Company cannot be foreseen, the right is reserved to amend, modify, suspend or terminate the Plan with future or with retroactive effect by action of the President of On Command taken in an appropriate written instrument. Any such amendment, modification, suspension or termination of the Plan will be effective as of the date specified in the instrument of amendment, suspension, or termination. An amendment or modification may affect all Eligible Employees and Severance Pay payable to any Eligible Employee, but may not reduce the amount of any Severance Pay already paid to an Eligible Employee before the execution date of an instrument of amendment, suspension or termination.

ARTICLE VIII
MISCELLANEOUS

        8.1    Withholdings.    All payments pursuant to this Plan will be subject to all legally required tax and other withholdings. Other withholdings will specifically not include withholdings for any Company 401(k) Plan, or for premiums for continued insurance coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act ("COBRA").

        8.2    Amount Payable Upon Death of Eligible Employee.    If an Eligible Employee becomes currently entitled to Severance Pay under Article II, but such Eligible Employee dies before receiving full payment of the amount due hereunder, such amount will be paid, in a cash lump sum, to the Eligible Employee's estate.

        8.3    Right of Offset.    To the extent permitted by applicable law, the Company may, at its sole discretion, apply any Severance Pay amounts otherwise due and payable under this Plan against any Eligible Employee loans outstanding to the Company or other debts of the Eligible Employee to the Company existing at the Termination Date.

        8.4    Termination of Service.    Nothing in this Plan will be construed to give an Eligible Employee the right to be retained as an employee of the Company or to impair the right of the Company to terminate an Eligible Employee's services at any time with or without cause.

        8.5    Payments Due Minors or Incapacitated Persons.    If any person entitled to a payment under the Plan is a minor, or if the Plan Administrator determines that any such person is incapacitated by reason of physical or mental disability, whether or not legally adjudicated as an incompetent, the Plan Administrator will have the power to cause the payment becoming due to such person to be made to another for his benefit, without responsibility of the Plan Administrator, the Company, or any other person or entity to see to the application of such payment. Payments made pursuant to such power will operate as a complete discharge of the Company, the Plan, and the Plan Administrator of any liability under this Plan.

        8.6    Severability.    If any provision of this Plan is held illegal or invalid, the remaining provisions of the Plan will not be effected thereby.

        8.7    Applicable Law.    This Plan will be construed in accordance with and governed by the provisions of ERISA, except to the extent ERISA does not preempt the laws of the State of Colorado, in which case the laws of the State of Colorado will govern.

        8.8    Effect of Agreement.    This Plan will be binding upon and inure to the benefit of the Company, its successors and assigns, and Eligible Employees and their heirs, personal representatives, and legal representatives.

        IN WITNESS WHEREOF, the undersigned, being duly authorized by the Company, hereby approves and adopts this Plan.

ON COMMAND CORPORATION
By:	/s/ CHRIS SOPHINOS
Date:	May 14, 2002

QuickLinks

  Exhibit 10.1
ON COMMAND CORPORATION 2002 EXECUTIVE SEVERANCE PAY PLAN EFFECTIVE DATE: MAY 1, 2002
TABLE OF CONTENTS
ON COMMAND CORPORATION 2002 EXECUTIVE SEVERANCE PAY PLAN
ARTICLE I DEFINITIONS
ARTICLE II ELIGIBILITY FOR BENEFITS
ARTICLE III AMOUNT OF SEVERANCE PAY
ARTICLE IV PAYMENT OF SEVERANCE PAY
ARTICLE V ADMINISTRATION
ARTICLE VI CLAIMS PROCEDURE
ARTICLE VII AMENDMENT AND TERMINATION
ARTICLE VIII MISCELLANEOUS